Exhibit 4.6

TERM NOTE

$6,000,000.00	DATED effective as of July 31, 2019
Minneapolis, Minnesota

FOR VALUE RECEIVED, the undersigned, THE TRU SHRIMP COMPANY, a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of EAGLE ENERGY, LLC, a South Dakota limited liability company (the “Lender”), the principal amount of SIX MILLION AND NO/100 DOLLARS ($6,000,000.00) in lawful money of the United States of America and in Immediately Available Funds not later than 3:00 P.M. (Minnesota time) on the dates called for under this Term Note to the Lender (i) by wire transfer pursuant to written instructions provided by the Lender to the Borrower, (ii) at the Lender’s address set forth on the signature page to the Loan Agreement (defined below), or (iii) at such other address as the Lender directs in writing, in quarterly installments of Three Hundred Thousand Dollars ($300,000.00) each on the first day of March, June, September and December in each year, commencing September 1, 2021, and ending June 1, 2026 (the “Maturity Date”), provided, however, that the last such installment shall be in the amount necessary to repay in full the unpaid principal amount of this Term Note, together with all accrued and unpaid interest thereon, and to pay interest on the unpaid principal amount of this Term Note from the date of this Term Note until such principal amount becomes due (computed on the basis of a year of 360 days for the actual number of days elapsed) at a rate per annum equal to six and ninety-five hundredths percent (6.95%), payable on the first day of March, June, September and December in each year, commencing September 1, 2019, and ending on the Maturity Date, at which time all accrued and unpaid interest shall be due and payable in full. Upon an Event of Default, the Loan shall bear interest until paid in full at three and five hundredths percent (3.05%) above the rate which would otherwise be applicable, and shall be payable on demand from the date of such non-payment until such amount is paid in full.

If any installment of this Term Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and interest shall be payable thereon at the rate herein specified during such extension.

This Term Note is the Term Note referred to in, and is entitled to the benefits of, the Loan Agreement, dated effective as of July 31, 2019, by and between the Borrower and the Lender (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Loan Agreement. The Loan Agreement, among other things, contains provisions for acceleration of the maturity of this Term Note upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity of this Term Note upon the terms and conditions specified in the Loan Agreement. This Term Note is secured by the Security Documents referred to in the Loan Agreement, reference to which is hereby made for a description of the collateral provided for under the Security Documents and the rights of the Borrower and the Lender with respect to such collateral.

The Borrower waives diligence, presentment, demand, protest, notice of intent to accelerate, notice of acceleration, notice of nonpayment, notice of protest, notice of dishonor, and any other notice of any kind. No failure on the part of the Lender to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof or a consent thereto; nor shall a single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

THE TRU SHRIMP COMPANY

By:	/s/ Michael B. Ziebell
Printed Name:	Michael B. Ziebell
Title:	President & CEO